Exhibit 99.1
NEWS RELEASE
UROPLASTY, INC. ANNOUNCES APPROVAL FOR LISTING ON THE
AMERICAN STOCK EXCHANGE
Tuesday, September 27, 2005
MINNEAPOLIS, MN — Uroplasty, Inc. (OTC: UPST — News) announced today that it has been approved for listing on the American Stock Exchange. The listing will begin on Monday, October 3rd, 2005 under the symbol UPI.
This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.
***
Uroplasty, Inc., headquartered in Minneapolis, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company developing, manufacturing and marketing products and procedures to improve patient quality of life for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets. The Company’s products offer physicians and their patient’s minimally invasive treatment options for urinary incontinence, fecal incontinence, vesicoureteral reflux, vocal cord rehabilitation and dermal augmentation. Uroplasty’s products are CE marked for these indications and sold only in markets outside the United States.
The company is currently conducting an FDA IDE clinical study with Macroplastique® for the treatment of adult female stress urinary incontinence. Upon completion of the study, a PMA submission and clearance by the FDA is required prior to market introduction into the United States.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those, anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing of our products (including the I-Stop tape product line) in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our reliance on a single product for most of our current sales; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of our current human clinical trial; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price.

Uroplasty, Inc. stock is presently traded on the OTC Bulletin Board system under the symbol “UPST.OB.”
FOR FURTHER INFORMATION, CONTACT MR. HUMPHRIES OR VISIT UROPLASTY’S WEB PAGE AT www.uroplasty.com.
UROPLASTY, INC.
Sam B. Humphries, President / CEO
2718 Summer Street NE
Minneapolis, MN 55413-2820
Tel: 612-378-1180
Fax: 612-378-2027
E-mail: samh@uroplasty.com